EXHIBIIT 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 3, 2023 (“Effective Date”), is entered into by and among THE HEALING COMPANY INC., a Nevada corporation (“HLCO”), Chopra HLCO, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of HLCO in which the to be acquired Business (as defined below) will be held and operated (together with HLCO, the “Buyer”), Chopra Global, LLC, a Delaware limited liability company (“Seller”), and solely with respect to certain specified indemnification provisions of Article VI (as set forth in Article VI), Deepak Chopra, the majority member of Seller (the “Majority Member”).

RECITALS

A.	Seller is a modern healthcare company positioned at the intersection of science and spirituality that, among other activities, operates the “Business” which, as defined in the attached Exhibit II, encompasses Chopra Global Digital, Chopra Global Licensing and Chopra Global Products (each as defined in the attached Exhibit II).

B.	Subject to and upon the terms and conditions set forth in this Agreement, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities and restrictions set forth in this Agreement and the encumbrances set forth in the Disclosure Schedules), all of Seller’s right, title, and interest in and to the Purchased Assets (as defined below), which are owned by Seller and are used in connection with the Business.

C.	For purposes of clarity, Buyer acknowledges and agrees that Seller is engaged in other businesses related to, but not included in, the Business and owns and or uses other assets not included in the Purchased Assets, and that Buyer will not acquire any right, title or interest in or to such other businesses or assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets. At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets listed in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a) (“Purchased Assets”), and all of the properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date (as defined below), relating to the Purchased Assets. The Purchased Assets include the Assumed Contracts. “Assumed Contracts” means the contracts used in conducting the Business which are set forth in Schedule 1.1(a).

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(b) Excluded Assets. “Excluded Assets” means any and all assets relating to the Business which are not specifically included in the Purchased Assets and those assets of Seller which are not related to the Business. By way of example only, and not limitation, the Excluded Assets include, without limitation, the items set forth in the attached Schedule 1.1(b).

(c) Restrictions Prior to Receipt of the Deferred Cash Payment. Until Seller confirms receipt of the Deferred Cash Payment (as defined below), Buyer shall not enter into any new agreements, amend any current agreements, incur any additional obligations, or assign, license or otherwise transfer any of Buyer’s rights or obligations relating to the Business.

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date, Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge (i) only such accrued liabilities as specifically set forth on Schedule 1.2(a), (ii) those obligations, duties and liabilities with respect to the Assumed Contracts, licenses and other arrangements included in the Purchased Assets, and (iii) all obligations, duties and liabilities relating to the Business and the Purchased Assets to the extent arising on or after the Closing Date (collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Seller of any kind or nature whatsoever and shall not include any Excluded Liabilities (as defined below).

(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller, including, solely to the extent arising prior to the Closing Date, those relating to the Business or the Purchased Assets (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of Seller with respect to any indebtedness for borrowed money, (ii) any liability of Seller arising out of any threatened or pending litigation or other claim to the extent arising from the Business or Purchased Assets prior to the Closing, provided that the claim does not arise from an act or omission occurring on or after the Closing Date, (iii) any liabilities of Seller to the members of Seller (“Members”) or any affiliates of a current or former Member, or other equity owners of Seller, (iv) except as itemized on Schedule 1.2(a) or relating to employees or independent contractors hired or otherwise engaged by Buyer for periods after the Closing Date, any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (v) any liability for costs and expenses of Seller in connection with negotiating, documenting and/or closing this Agreement or any transactions contemplated hereby, (vi) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (vii) any environmental liability arising out of or relating to the operation of the Business prior to the Closing or Seller’s leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Seller.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail or otherwise on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine in writing. The date and time of the Closing are referred to as the “Closing Date.” The parties will use their best efforts to conclude a Closing on or before March 3, 2023, which date may be changed subject to all parties’ written approval.

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1.4 Purchase Price.

(a) In consideration for the sale, assignment, and delivery of the Purchased Assets and assumption of the Assumed Liabilities, Buyer shall pay the aggregate purchase price (the “Purchase Price”) of up to $5,000,000 in cash plus One Million Four Hundred Thousand (1,400,000) shares of HLCO common stock, payable in accordance with Section 1.4(b)(iii) below, and up to an additional $1,500,000 in shares of HLCO common stock, payable in accordance with Section 1.5(d) below.

(b) The Purchase Price, exclusive of the Earnout Payments set forth in Section 1.5, shall be comprised of and be payable as follows:

(i) Initial Cash Payment at Signing. Promptly following the signing of this Agreement by all parties, but in no event later than two (2) business days thereafter, Buyer shall pay to Seller One Million Dollars ($1,000,000) in immediately available funds (the “Initial Cash Payment”);

(ii) Deferred Cash Payment. On March 31, 2023 (the “Deferred Cash Payment Date”), Buyer shall pay to Seller an additional Two Million Five Hundred Thousand Dollars ($2,500,000) in immediately available funds (the “Deferred Cash Payment”).

(iii) Equity Payment. At the Closing, Buyer shall issue to Seller One Million Four Hundred Thousand (1,400,000) shares of HLCO common stock (the “Buyer Shares”), subject to the terms of a lock up leak out agreement, the form of which is attached as Exhibit I (“Lock Up/Leak Out Agreement”). The Buyer Shares will be issued according to applicable regulatory and compliance requirements, will be restricted securities (as defined in Rule 144) and will not carry any registration rights.

(c) Failure to timely Pay. If Buyer fails to timely pay Seller all of the Deferred Cash Payment, then Seller may terminate this Agreement. If Seller terminates this Agreement in connection with a failure by Buyer to timely pay the Deferred Cash Payment, then, in addition to the Agreement being terminated (i) the Purchased Assets and Assumed Liabilities shall immediately revert and be returned to Seller; (ii) the Initial Cash Payment of the Purchase Price shall remain with Seller; (iii) all of the Buyer Shares shall immediately revert and be returned to Buyer; and (iv) Buyer shall cease conducting the Business, and Seller may resume conducting the Business. The Deferred Cash Payment Date may only be extended by the written agreement of Seller. This subsection shall survive the termination of the Agreement.

(d) Distribution of Buyer Shares. Except as otherwise provided in the Lock Up/Leak Out Agreement, Seller may distribute the Buyer Shares to the Members, or the equity holders of such Members (in either case, the “Distributees”), pursuant to an allocation to be provided to Buyer prior to any such distribution; provided, however, that (i) such distribution shall only be made by Seller in compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), (ii) Seller shall have delivered to Buyer signed representations from the Distributees in substantially the form set forth in Section 2.1(o) indicating that they are each an “Accredited Investor” as defined in rule 501(a) of Regulation D under the Securities Act, and (iii) without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), such distribution shall not occur until the earlier of (i) the first anniversary of the Closing; or (ii) such time as the holding period requirements of Rule 144(d) of the Securities Act have been satisfied with respect to the Buyer Shares. Buyer shall issue the Buyer Shares in book-entry form.

(e) Lock Up/Leak Out Agreement for Buyer Shares. The Buyer Shares shall be subject to the Lock Up/Leak Out Agreement.

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1.5 Earnout.

(a) The Purchase Price includes up to three (3) annual earnout payments (each, an “Earnout Payment”), each in an amount of One Million Dollars ($1,000,000), in accordance with the schedule and conditions set forth below:

(i) Earnout #1 – $1,000,000 of additional consideration if the Net Revenue of the Business (the “Net Revenue,” as defined in Exhibit II) is greater than $5,900,000 for the period starting March 1, 2023 and ending December 31, 2023.

(ii) Earnout #2 – $1,000,000 of additional consideration if the Net Revenue is greater than $11,000,000 for the calendar year ending December 31, 2024

(iii) Earnout #3 – $1,000,000 of additional consideration if the Net Revenue is greater than $15,000,000 for the calendar year ending December 31, 2025.

(b) Each calendar year, or partial calendar year, as applicable, listed above shall constitute an “Earnout Period.” Each Earnout Payment shall be paid in accordance with Section 1.5(c).

(c) Within sixty (60) days following the end of each Earnout Period, Buyer shall prepare and deliver to Seller an audit of the financial statements of the Business for such Earnout Period (the “Earnout Statement”). Seller shall have thirty (30) days after receipt of the Earnout Statement (the “Earnout Review Period”) to review the calculation of Net Revenue for such Earnout Period. During the Earnout Review Period, Seller shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Revenue and the resulting Earnout Payment. Prior to the expiration of the Earnout Review Period, Seller may object to the Net Revenue calculation set forth on the Earnout Statement by delivering a written notice of objection (an “Objection Notice”) to Buyer, which shall specify the disputed items and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Objection Notice to Buyer prior to the expiration of the Earnout Review Period, then the Net Revenue calculation set forth in the Earnout Statement shall be final and binding on the parties hereto. If Seller timely delivers an Objection Notice, the parties shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenue and the Earnout Payment for the applicable Earnout Period. If the parties are unable to reach agreement within thirty (30) days, then the parties shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to Seller and Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If Buyer and Seller are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The fees and costs of such accounting firm shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Net Revenue differ from the decision of the accounting firm, provided, however, that in the event the Net Revenue calculation set forth on the applicable Earnout Statement represents less than 90% of the Net Revenue determined by such accounting firm, Buyer shall bear the entire amount of the fees and costs of the accounting firm and shall promptly reimburse Seller for its reasonable expenses incurred in connection with its review of the Earnout Statement and the activities relating to the dispute and resolution thereof as set forth in this section. The decision of the accounting firm shall be deemed final and conclusive and shall be binding upon Seller and Buyer.

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(d) The Earnout Payments shall be comprised of (i) cash in the amount of fifty percent (50%) of the applicable Earnout Payment, and (ii) shares of HLCO common stock in that number of shares equal in value to fifty percent (50%) of the applicable Earnout Payment (“Earnout Shares” and collectively with the Buyer Shares, the “Shares”). The Earnout Shares related to each Earnout Payment shall be restricted stock, shall not carry any registration rights, and may be distributed in accordance with the provisions of Section 1.4(d) above. The Earnout Shares will be issued at the market price at the time of issuance based on the five-day volume weighted average price of HLCO common stock prior to the last day of the applicable measurement year. Notwithstanding the foregoing, in the event HLCO is taken private or undergoes a Change of Control, any subsequent Earnout Payment due shall be paid 100% in cash. For the purpose of this subsection, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of HLCO by one or more third parties by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of HLCO (collectively, a “Merger”), so long as in either case the HLCO stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

(e) To the extent Seller is entitled to all or a portion of an Earnout Payment in accordance with this Section 1.5, the applicable Earnout Payment(s) shall be paid within five (5) business days of (i) the conclusion of the Earnout Review Period or such earlier date as Seller shall waive objection to the Earnout Statement (email waiver to suffice for this purpose), or (ii) if Seller has provided an Objection Notice, the earlier of the date on which the parties mutually agree to a resolution of the objection or the final determination of the accounting firm per the terms of Section 1.5(c) is made.

1.6 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as forth in Schedule 1.5. Within ninety (90) days after the Closing Date, Buyer and Seller shall prepare together an allocation of the Purchase Price in accordance with Internal Revenue Code and Treasury regulations (and any similar provision of state, local, or non-U.S. law, as appropriate), which allocation shall be reasonably acceptable to Buyer and Seller. Notwithstanding the foregoing, Buyer shall bear ultimate responsibility in connection with the foregoing. The parties shall provide such information to the other as either of them shall reasonably request in connection with the foregoing. The parties shall (i) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the purchase price allocation determined pursuant to this Section 1.6 and (ii) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other party unless permitted to do so by law.

1.7 Royalties. In addition to the Purchase Price, Buyer shall pay royalties to Seller in an amount equal to five percent (5%) of Net Revenue (the “Royalty Fee”). The specific terms and conditions of the Royalty Fee shall be set forth in a license agreement in substantially the form attached hereto as Exhibit III to be negotiated between Buyer and Seller and executed at Closing (the “License Agreement”).

1.8 Further Cooperation. From time to time after the Closing, Seller, at Buyer’s reasonable request and without further consideration, agrees to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Subject to the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (“Disclosure Schedules”), Seller represents and warrants to Buyer as of the Effective Date and the Closing Date as follows:

(a) Organization; Subsidiaries; Ownership of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Except for the Members, and the equity holders of the Members, and certain convertible noteholders, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in Seller. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity securities of Seller.

(b) Binding Obligation. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Seller has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms. The execution, delivery and performance by Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Formation, Operating Agreement (as may be amended), or other comparable agreements or constituent instruments of Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Seller or to any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. The Purchased Assets, together with the assets, services and other resources provided via the Transaction Documents (as defined in Section 5.1(f)), other software programs currently used by Seller, and other employees currently employed by Seller, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(d) Title to Personal Property; Inventory. Except for assets disposed of, or to be disposed of in the ordinary course of business or as otherwise disclosed on Disclosure Schedule 2.1(d), Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case (except as set forth in the attached Disclosure Schedule 2.1(d)) free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Set forth in the attached Disclosure Schedule 2.1(d) is a good faith estimate of the Inventory. The Inventory is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. All Inventory is owned by Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

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(e) Real Property. Seller does not own any real property.

(f) Contracts. Except as set forth in Disclosure Schedule 2.1(f), Seller is not currently a party to or bound by any lease, agreement, contract or other commitment relating to the Business, which involves the contractual commitment to pay or receive, or is reasonably likely to result in the payment or receipt of, more than $25,000 in the twelve (12) months following Closing that is not cancelable by Seller on less than 60 days’ notice (collectively, the “Contracts”). Each Contract is a valid and binding obligation of Seller and is in full force and effect. Seller has performed all material obligations required to be performed by it to date under the Contracts. Except as set forth in Disclosure Schedule 2.1(f), all Contracts are in the name of Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to Buyer at the time of the Closing. Disclosure Schedule 1.1(a) lists all Contracts included in the Purchased Assets.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened by or against or affecting Seller or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since September 30, 2022, the Business has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans. Disclosure Schedule 2.1(j) sets forth a list of each employee benefit plan maintained, established or sponsored by Seller, or which Seller participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Seller has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(k) Environmental Matters. Seller has not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or threatened actions made, issued to or threatened against Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of Seller’s facilities (whether owned or leased) which may be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). Seller has duly complied with, and, to Seller’s knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, allocations and ordinances and all rules and regulations promulgated thereunder. Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Disclosure Schedule 2.1(l) are copies of the unaudited balance sheets and statements of income for Seller as of and for the years ended December 31, 2021 and 2020 and as of and for the nine month period ended September 30, 2022 (the balance sheet as of September 30, 2022 being the “Most Recent Seller Balance Sheet” and the date of such balance sheet being the “Most Recent Seller Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Seller Financial Statements”). Each of the Seller Financial Statements (including the notes thereto, if any) are correct in all material respects, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of Seller in accordance with Seller’s historical practices as of the dates thereof and the operating results for the periods of Seller then ended.

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(m) Absence of Undisclosed Liabilities. Except as disclosed on Disclosure Schedule 2.1(m), Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Seller Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Seller Balance Sheet Date in the ordinary course of business, or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

(n) Taxes. Except as disclosed on Disclosure Schedule 2.1(n), Seller has timely filed (or extended and then timely filed) all tax returns for itself that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller for the periods covered thereby and are complete in all material respects. Except as set forth on Disclosure Schedule 1.2(a), all taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid by Seller. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(o) Investment. Seller understands that the Buyer Shares and the Earnout Shares (collectively, the “Securities”) have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. The Securities are being acquired by Seller for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Securities, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act. Seller has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Securities. Seller has reviewed copies of such documents and other information as Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Securities. Seller understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. Further, Seller understands and has the financial capability of assuming the economic risk of an investment in the Securities for an indefinite period of time. Seller has been advised by Buyer that Seller will not be able to dispose of the Securities, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. Seller understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Securities. Seller acknowledges that Buyer is under no obligation to register the Securities or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Securities in the future.

(p) Intellectual Property Rights. Except as set forth on Disclosure Schedule 2.1(p), Seller does not have any registered patents, trademarks, or copyrights that are used in the Business.

(q) Brokerage. Except as set forth on Disclosure Schedule 2.1(q), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

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(r) Labor Matters. Disclosure Schedule 2.1(r) sets forth a true, complete and correct list of (i) all employees of Seller that will be providing services to Buyer pursuant to the Transition Services Agreement (as defined in Section 5.1(e)) that Buyer intends to hire in a full time capacity as set forth in the Transition Services Agreement (collectively, the “Employees”), (ii) the position, date of hire, current annual rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each Employee, (iii) the exempt or non-exempt classification of each Employee pursuant to the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each Employee during the fiscal years ending December 31, 2020 and December 31, 2021, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all available employment contracts for the Employees or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer. Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not, to Seller’s knowledge, committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(s) Affiliate Transactions.

(i) Except as set forth on Disclosure Schedule 2.1(s), no employee, officer, director or Member of Seller or any affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(t) Reserved.

(u) Distributors and Vendors. Except as set forth on Disclosure Schedule 2.1(t) and with respect to vendors to the Business, no vendor who has paid to or received from Seller in excess of $10,000 (i) within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of Seller, intends to cancel or terminate, its relationship with Seller, or (ii) within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the knowledge of Seller, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise). Except as set forth on Disclosure Schedule 2.1(t), no vendor who has received from Seller in excess of $10,000 within the last twelve (12) months has increased or threatened to materially increase the prices charged by such vendor to Seller for the goods or services provided by such vendor to Seller. The relationship of Seller with each vendor is, to the knowledge of Seller, satisfactory and there are no unresolved material disputes with any such vendor.

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(v) Reserved.

(w) Reserved.

(x) Warranty Claims. Except as set forth on Disclosure Schedule 2.1(x), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

(y) Reserved.

(z) Full Disclosure. To the best knowledge of Seller, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(aa) No Other Representations and Warranties. Except for the representations and warranties of the Seller set forth in this Section 2.1, Seller does not make any other express or implied representation or warranty with respect to, as applicable, Seller, the Members, this Agreement or the transactions contemplated by this Agreement. Seller hereby disclaims any other representations or warranties whether made by the Seller or its affiliates or representatives.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Members as of the Effective Date and the Closing Date as follows:

(a) Organization. HLCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. Chopra HLCO, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. HLCO and Chopra HLCO, LLC are each duly qualified to transact business and are in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b) Binding Obligation. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, or default under, any provision of the Certificate of Incorporation, Bylaws or other comparable agreements or constituent instruments of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

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(c) Valid Issuance. The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any liens of encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

(d) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Buyer, threatened by or against or affecting Buyer or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or that could reasonably be expected to result in a material adverse effect on Buyer’s business or the Securities.

(e) Compliance with Laws. Neither Buyer nor any of its subsidiaries is in violation of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Securities or Buyer’s business or its prospects.

(f) Buyer Financial Statements. True, complete and correct copies of the audited balance sheet and statement of income for Buyer as of and for the years ended June 20, 2022 and 2021 and the unaudited balance sheet and statement of income for Buyer as of and for the three month period ended September 30, 2022 (the balance sheet as of September 30, 2022 being the “Most Recent Buyer Balance Sheet” and the date of such balance sheet being the “Most Recent Buyer Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Buyer Financial Statements”) have been filed by Buyer with the Securities and Exchange Commission and are available for review by Seller at www.sec.gov. Each of the Buyer Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Buyer (which are correct and complete in all material respects), and present the financial condition of Buyer in accordance with Buyer’s historical practices as of the dates thereof and the operating results for the periods of Buyer then ended.

(g) Absence of Changes or Events. Since September 30, 2022, the business of Buyer has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of Buyer or the value or condition of Buyers’ business.

(h) Absence of Undisclosed Liabilities. Except as disclosed on Disclosure Schedule 2.1(h), Buyer does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Buyer Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Buyer Balance Sheet Date in the ordinary course of business, or (c) liabilities or obligations which are not material to Buyer or its business.

(i) Taxes. Except as disclosed on Disclosure Schedule 2.2(i), Buyer has timely filed (or extended and then timely filed) all tax returns for itself that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Buyer for the periods covered thereby and are complete in all material respects. Except as set forth on Disclosure Schedule 2.2(i), all taxes owed by Buyer, or for which Buyer may be liable (whether or not shown on any tax return), have been or will be timely paid by Buyer. Buyer is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Buyer does not file tax returns that Buyer is or may be subject to taxation by that jurisdiction. There are no liens on any assets of Buyer that arose in connection with any failure (or alleged failure) to pay any tax.

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(j) Permits. Buyer has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. Buyer is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(k) Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, or any Transaction Document based upon arrangements made by or on behalf of Buyer.

(l) Liquidity. Buyer has, or will have, sufficient cash on hand or other sources of available funds to enable it to make payment of the Purchase Price as and when due and to otherwise consummate the transactions contemplated by this Agreement.

(m) No Conflict. There are no actions pending or threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the timely payment of the Purchase Price as contemplated by this Agreement and no event has occurred or circumstances exist that may give rise or serve as a basis for any such action. Buyer does not, either directly or through an affiliate, have any contractual or other relationship which in any way conflicts with Buyer’s ability to sell the Products and Services, including, without limitation, for the purposes of maximizing the opportunity for Seller to earn and receive the full Earnout Payment and maximize the Royalty Fees. For purposes of this subsection, references to the Buyer shall be deemed to refer to any successor-in-interest to the Buyer or the business of the Buyer (whether as a separate entity or division) as the context requires

(n) No Other Representations and Warranties. Except for the representations and warranties of the Buyer set forth in this Section 2.2, Buyer does not make any other express or implied representation or warranty with respect to, as applicable, Buyer, this Agreement or the transactions contemplated by this Agreement. Buyer hereby disclaims any other representations or warranties whether made by Buyer or its affiliates or representatives.

(o) Full Disclosure. To the best knowledge of Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Seller or the Members pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

3.1 Ordinary Course. Seller shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of any portions of the Purchased Assets to the Members. For purposes of clarity, Buyer acknowledges and agrees that the license and option to purchase content transaction by and between Seller and IIN will not be a violation of this provision.

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3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, at Buyer’s sole cost and expense, reasonable access during normal business hours to the books and records of the Business and such other information concerning the Business as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever. Whenever Buyer desires information pursuant to this Section 3.2, Buyer shall request such information from Seller and provide Seller with sufficient time to allow Buyer or its representatives to visit Seller’s place of business and review and copy such information.

3.3 Exclusivity. In consideration of the substantial investment of time and resources that Buyer will make in connection with its due diligence investigation of the Purchased Assets and Seller, Seller agrees that, for a period ending on March 15, 2023 (the “Exclusivity Period”), Seller shall not and shall cause the Members and Seller’s employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, Seller agrees to immediately communicate to Buyer the terms of any proposal relating to a Competitive Transaction received by Seller or the Members, or the employees, directors, or representatives of Seller during the Exclusivity Period. For purposes hereunder, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the assets of the Business, or of any of the outstanding equity interests in Seller regardless of the structure of any such acquisition, or the authorization of any advisors of Seller to take any action for the purposes of advancing any such acquisition with any party other than Buyer or any other material transaction that is inconsistent with this Agreement. For purposes of clarity, this subsection does not apply to Seller’s contemplated transaction with Integrative Nutrition, LLC (“IIN”).

3.4 Notification of Certain Matters. From the Effective Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Buyer and Seller shall give each other prompt notice in writing of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects that had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the business or operations of such party or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against such party or otherwise affecting such party, which relate to the consummation of the transactions contemplated by this Agreement.

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ARTICLE 4

COVENANTS, ADDITIONAL AGREEMENTS AND OBLIGATIONS

4.1 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred by Buyer or Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided that, if the transactions contemplated hereby are consummated, Buyer shall be responsible for all liabilities and obligations set forth on Schedule 1.2(a) and those expressly set forth in the Transactions Documents, including the Transition Services Agreement.

4.2 Press Release; Communications. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), unless such disclosure is required by applicable law. Seller approval of a Buyer press release or other form of publicity shall be deemed approved by Seller if no written approval is received by Buyer within 48 hours after such press release or other publicity has been delivered to Seller. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business, minimize impact to the businesses of Seller not included in the Business and mitigate any liability to Seller. Buyer and Seller will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders.

4.3 Confidentiality. Negotiations between the parties and all information received by the parties in the course of negotiations and prior to the Closing shall be kept in strict confidence pending the Closing and there shall be no disclosure that any agreement has been entered into, without all parties’ written consent except to the extent required by applicable law, including the Securities Exchange Act of 1934, as amended. All parties acknowledge they have executed and will continue to be bound by the Mutual Non-Disclosure Agreement dated October 7, 2022.

4.4 Covenant Not to Compete. For a period of three (3) years from and after the Closing Date (the “Noncompetition Period”), Seller will not engage, directly or indirectly, in any business that is directly competitive with the Business in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, Seller shall not induce or attempt to induce any customer, or supplier of Buyer or any affiliate of Buyer to terminate its relationship with Buyer or any affiliate of Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm Buyer or any affiliate of Buyer. During the Noncompetition Period, Seller  shall not, on behalf of any entity other than Buyer or an affiliate of Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of Buyer or an affiliate of Buyer. For purposes of this Section 4.4, an affiliate of Buyer shall refer to a person or entity, the identity of which is known to Seller as an affiliate of Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, Seller shall not be required to comply with this Section 4.4 at any time that Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that Seller provides Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach. For purposes of clarity, Buyer acknowledges and agrees that Seller continuing those portions of its existing businesses not being sold to Buyer and Seller’s contemplated transaction with IIN are not violations of this subsection. If the License Agreement is terminated, then this Section 4.4 shall automatically and immediately cease to be effective upon such termination.

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4.5 Earnout Protection. Buyer shall use commercially reasonable efforts to timely meet the sales and revenue thresholds to maximize the Earnout Payments, and Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earnout Payments.

4.6 Tax Matters. All Transfer Taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer. For purposes of this Agreement, “Transfer Taxes” means all federal, state, local and foreign transfer, deed, documentary, sales, excise, use, stamp, registration, value added, recording, real and personal property transfer, stock transfer, or other similar taxes (including any penalties and interest) applicable to, imposed upon, arising out of, or incurred in connection with this Agreement or the transactions contemplated hereby. In addition to the Transfer Taxes, Buyer shall pay all similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

4.7 Transfer of Cash Collections Post-Closing. Until such time as Seller’s accounts with the Google Play and Apple App stores are transferred to Buyer, Seller agrees to remit to Buyer, after the Closing, all cash received by Seller from sales of the Chopra Meditation & Wellbeing App from transactions subsequent to February 28, 2023, within seven (7) days of receipt. Similarly, until Seller’s account with Chase Paymentech relating to sales of the Chopra Health Retreat at CIVANA Wellness Resort & Spa is transferred to Buyer or replaced by an account in Buyer’s name and connected to Buyer’s bank accounts, after the Closing, Seller will remit to Buyer all net (of refunds) cash received by Seller following February 28, 2023 from sales of the Chopra Health Retreat on a weekly basis. In the event that, after the Closing, any of Seller’s accounts referenced above are not able to be transferred to Buyer, Seller shall continue to remit to Buyer all cash received from post-February 28, 2023 sales for so long as such cash is received by Seller. In addition, promptly following the Closing, Seller shall remit to Buyer all cash received by Seller prior to the Closing to the extent relating to enrollments in the Chopra Health Retreat scheduled to take place after the Closing. For the avoidance of doubt, the payments set forth in this Section 4.7 shall be made net of any amounts paid by Chopra for sales commissions and credit card fees in connection with the sales to which the required cash payments relate. Notwithstanding anything to the contrary herein, Buyer shall be fully liable for the delivery of the services with respect to which such payments relate and shall indemnify Seller with respect to any claims related thereto. In the event any refunds are required to be provided by Seller with respect to any payments previously made to Buyer, Buyer shall promptly remit such amounts to Seller for the purposes thereof or, alternatively, Seller may net such amounts from later payments to be made to Buyer in accordance with the provisions of this Section 4.7.

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4.8 Privacy, Data Security and Marketing Compliance. Buyer has, and shall maintain, commercially reasonable administrative, technical and organizational processes and procedures to protect all personal data from unauthorized access and/or use, which such processes and procedures meet or exceed industry standards. Buyer has been in compliance, and shall continue to comply, with all applicable data privacy and security laws, rules and regulations, as well as any and all other applicable laws, rules and regulations. Buyer shall comply with the CAN-SPAM Act, TCPA, and all other applicable marketing laws, rules and regulations.

4.9 Reputational Protection. Buyer shall not use any Purchased Asset in a manner that is defamatory, obscene, unlawful, or that may be injurious to Seller’s or Deepak Chopra’s name or brand.

4.10 Compliance with Transaction Documents. Buyer shall comply with all of the terms and conditions of the License Agreement and the Transition Services Agreement.

4.11 21 Day Meditation Experience. Buyer shall continue to provide purchasers of 21 Day Meditation Experience albums with continued access to such albums via the Chopra Meditation & Well-being App for iOS and Android (the “Chopra App”), or any successor offering to the App, as well as via the website located at www.chopra.com for so long as the foregoing is licensed to Buyer pursuant to the License Agreement.

4.12 Continued Business Operations. In the event the delivery of any products or services of the Business that are purchased prior to the Closing extends beyond the Closing Date, Buyer shall ensure such delivery in the manner consistent with Chopra’s recent practices and the reasonable expectations of the applicable purchasers with respect to such products or services. For example, in the event a subscriber to the Chopra App purchases an annual subscription to the Chopra App prior to the Closing Date, Buyer shall take all commercially reasonable measures to provide the Chopra App for the duration of the subscription term at substantially the same level of service as provided by Seller immediately prior to the Closing, without diminution in the functionality or performance of, or content available via, the Chopra App. Additionally, Buyer shall take all reasonable effort to operate the Business on an ongoing basis in a manner intended to maximize its long term financial performance while avoiding actions or inactions that are intended to or result in a reduction of Net Revenues for the purpose of avoiding Earnout Payments or reducing Royalty Fees.

4.13 Sale of Purchased Assets. Buyer shall not sell any of the Purchased Assets or rights in and to the Purchased Assets without assigning to the purchaser all of the obligations of Buyer set forth in this Agreement, including, without limitation, the Earnout Payment and Royalty Fee obligations.

4.14 RESERVED.

4.15 Dissolution of Seller. Seller shall not dissolve Seller without providing prior written notice of such dissolution to Buyer.

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ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Reserved.

(d) License Agreement. Buyer and Seller shall have agreed to the terms of the License Agreement which shall (i) provide Buyer with the use of Chopra central assets including, but not limited to the website located at www.chopra.com, social media accounts using the @chopraglobal handle across key social channels, and certain trademarks and content and (ii) set forth the terms and conditions of the Royalty Fee referred to in Section 1.7 above.

(e) Transition Services Agreement. Buyer and Seller shall have agreed to the terms of a transition services agreement in substantially the form attached hereto as Exhibit IV providing for the continued operation of the Business (i) by certain employees of Seller (along with current and future employees of Buyer) for a defined period of time, following which Buyer intends to hire some of such employees (the “Hired Employees”) as set forth in such agreement and cease its reliance on employees of Seller in connection with the operation of the Business and (ii) utilizing certain technology applications and services of Seller, including (x) certain applications and services that will be acquired (in the case of applications and services owned by Seller) or assigned, transferred or otherwise assumed (along with associated liabilities, in the case of third-party applications and services licensed by Seller) by Buyer on a date and as otherwise set forth in such agreement and (y) certain applications and services that will be replaced with Buyer owned and operated applications and services prior to the termination of such agreement (the “Transition Services Agreement”). The Transition Services Agreement shall also clarify certain other post-Closing financial matters, including the process for settling certain amounts collected or disbursed by one Party on behalf of the other Party.

(f) Closing Documents. The License Agreement, Transition Services Agreement, Bill of Sale (as defined in Section 5.2(h)(i)), Assignment and Assumption Agreement (as defined in Section 5.2(h)(ii)) and Chopra Waivers (collectively, the “Transaction Documents”) and the Buyer Shares shall be or shall have been delivered in form and substance reasonably satisfactory to each of the Parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

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(b) Performance of Obligations of Seller. Seller shall have performed all obligations required to be performed by them under this Agreement to the extent intended to be performed at or prior to Closing, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Reserved.

(d) Reserved.

(e) No Material Adverse Change. Since September 30, 2022, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f) Consents and Actions. All requisite consents of or notices to any third parties to permit Buyer to assume Seller’s interest in any Assumed Contracts or otherwise conduct the Business shall have been obtained or sent by Seller, including those required consents or notices relating to those agreements listed in Schedule 5.2(f).

(g) Revolving Loans Default Waivers. Seller shall have obtained and delivered to Buyer from the Deepak K. Chopra & Rita Chopra Family Trust and from the Mandal-Chopra Trust, both of which entities are holders (the “Secured Note Holders”) of secured revolving line of credit promissory notes (the “Secured Notes”) of Seller, written waivers (the “Chopra Waivers”) of the provisions of the Secured Notes that would trigger a default under the Secured Notes upon the sale of the Purchased Assets to Buyer.

(h) Closing Deliveries. Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) A bill of sale in the form of Exhibit V attached hereto (the “Bill of Sale”), and such other documents as may be required to convey all of Seller’s right, title and interest in all personal property included in the Purchased Assets.

(ii) An assignment and assumption agreement in the form of Exhibit VI attached hereto (the “Assignment and Assumption Agreement”).

(iii) Executed License Agreement and Transition Services Agreement.

(iv) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

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(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement to the extent intended to be performed at or prior to Closing, and Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) No Material Adverse Change. Since September 30, 2022, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Buyer.

(d) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(e) Closing Deliveries. Buyer shall deliver, or cause to be delivered, to Seller at or prior to the Closing the following items:

(i) The Buyer Shares.

(ii) Executed License Agreement and Transition Services Agreement.

(iii) Such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, agreements, and obligations of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter, provided that (i) the representations and warranties contained in Sections 2.1(a) (Ownership of Seller), 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(n) (Taxes), 2.2(a) (Organization), 2.2(b) (Binding Obligation), 2.2(c) (Valid Issuance), 2.2(i) (Taxes) and 4.4 (Covenant not to Compete) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations, and (ii) the indemnification obligations of Buyer pursuant to Section 6.3(b) will survive for the periods set forth in that section. For the avoidance of doubt, the covenants, agreements and obligations of Buyer pursuant to Sections 4.8 to 4.13 shall also be considered Fundamental Representations for all purposes herein. This Section 6.1 shall survive so long as any representations, warranties, covenants, agreements, and obligations (including, without limitation, indemnification obligations) of any party survive under this Agreement.

6.2 Indemnification Provisions for Benefit of Buyer.

(a) Subject to Section 6.1 and Section 6.4, if Seller breaches any of its representations, warranties, covenants, agreements and obligations contained in this Agreement and Buyer makes a written claim for indemnification against Seller within the applicable survival period, which written claim shall specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Seller and the Majority Member, severally and jointly, agree to defend, indemnify and hold harmless Buyer and its affiliates and their respective members, managers, directors, officers, and employees (collectively, the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences (as defined below) resulting from, arising out of, relating to, in the nature of, or caused by the breach of such representation, warranty or covenant. For purposes of this Agreement, “Adverse Consequences” means all third-party actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses actually incurred.

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(b) In addition to the indemnification provided in Section 6.2(a), Seller and the Majority Member agree to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences Buyer Indemnities may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; or

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon any of the Buyer Indemnities under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of Seller and the Members.

(a) Subject to Section 6.1 and Section 6.4, if Buyer breaches any of its representations, warranties, covenants, agreements and obligations contained in this Agreement and Seller makes a written claim for indemnification against Buyer within the applicable survival period, which written claim shall specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Buyer agrees to defend, indemnify and hold harmless Seller, the Members, and their affiliates and respective members, managers, directors, officers, and employees (collectively, the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of such representation, warranty or covenant.

(b) In addition to the indemnification provided in Section 6.3(a), Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences the Seller Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability;

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any Seller Indemnitee which arises out of the ownership of the Purchased Assets after the Closing or the operation of the Business after the Closing Date, and this indemnification provision shall survive during the term of the License Agreement and following termination of the License Agreement for only so long as the applicable statute of limitations is in effect; or

(iii) Any Third-Party Claims (as defined in the License Agreement) arising out of the License Agreement, and this indemnification provision shall survive during the term of the License Agreement and following termination of the License Agreement for only so long as the applicable statute of limitations is in effect.

6.4 Limitation on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 6.2 or Section 6.3, in no event shall Buyer have or assert any claim against Seller or the Majority Member, or shall Seller have or assert any claim against Buyer based upon or arising out of the breach of any representation, warranty, covenant, agreement or obligation under this Agreement or otherwise relating to the subject matter of this Agreement unless, until and to the extent that the aggregate of all such claims under Section 6.2, in the case of the Buyer or any Buyer Indemnitee, or under Section 6.3, in the case of Seller or any Seller Indemnitee, exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”) (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar).

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(b) Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 6.2, Seller and the Majority Member, in the aggregate, shall have no liability under this Agreement to Buyer or any Buyer Indemnitee in excess of $825,000, except with respect to:

(i) claims for Fundamental Representations, which, in the aggregate, shall not exceed the Purchase Price actually received by Seller as of the date of payment of the applicable indemnification claim (A) valuing the Buyer Shares at the lower of (x) the market price at the time of payment of the indemnification claim based on the five-day volume weighted average price of HLCO common stock immediately prior to the date of payment and (y) $3,500,000, (B) valuing the Earnout Shares at the lower of the market price at the time of issuance to Seller or at the time of payment of the indemnification claim, either way based on the five-day volume weighted average price of HLCO common stock immediately prior to the date of payment), and

(ii) claims and losses arising out of common law fraud or criminal activity.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification (“Indemnification”) against any other party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

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(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

6.6 Payment Provisions.

(a) Recoupment. For any amounts judicially determined by a court of competent jurisdiction no longer subject to appeal to be due and payable to Buyer under the indemnification provisions of this Section 6, Buyer shall have the option of recouping all or any part of any successfully adjudicated Adverse Consequences it may suffer by notifying Seller that Buyer is reducing the Earnout Payments or Royalty Fee by the amount of such Adverse Consequences.

(b) Order of Payment. Any payment to Buyer pursuant to a claim for Indemnification shall be made as follows; provided, however, Seller has the option to pay cash rather than Shares:

(i) first, in cash by wire transfer of immediately available funds, following receipt from Buyer of a bill, up to an amount equal to the Initial Cash Payment,

(ii) second, in shares of HLCO common stock up to the 1,400,000 Buyer Shares, valued at the market price at the time of payment of the indemnification claim based on the five-day volume weighted average price of HLCO common stock immediately prior to the date of payment,

(iii) third, in cash by wire transfer of immediately available funds up to $1,000,000,

(iv) fourth, out of the Earnout Payments, first in Earnout Shares to the extent that Earnout Shares has been received as Earnout Payments (valued at the market price at the time of payment of the indemnification claim based on the five-day volume weighted average price of HLCO common stock immediately prior to the date of payment), and second in cash, and

(v) finally, in cash by wire transfer of immediately available funds up to the remaining balance of the Deferred Cash Payment actually received by Seller.

6.7 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims and/or losses (other than claims arising from fraud, criminal activity or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 6. Nothing in this section shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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6.8 Insurance Proceeds. Payments by an Indemnifying Party pursuant to this Section 6 in respect of any losses shall be limited to the amount of any losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnified Party with respect to such losses less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any losses prior to seeking indemnification under this Agreement.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Buyer and Seller;

(b) by either of Buyer or Seller if there has been a material misrepresentation or breach of any covenant or agreement contained in this Agreement on the part of the other party and such breach of a covenant or agreement has not been cured within thirty (30) days following the giving of written notice with respect thereto;

(c) provided Buyer and Seller have acted in good faith to timely complete the conditions set forth in Section 5.1 and Section 5.2, by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the sixtieth (60th) day following the Effective Date (the “Outside Date”), or such later date as Buyer and Seller shall mutually agree in writing;

(d) provided Buyer and Seller have acted in good faith to timely complete the conditions set forth in Section 5.1 and Section 5.3, by Seller if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as Buyer and Seller shall mutually agree in writing.

ARTICLE 8

GENERAL PROVISIONS

8.1 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any such signature appearing on this Agreement or such other documents as are contemplated hereby are the same as handwritten signatures for the purpose of validity, enforceability and admissibility.

8.2 Governing Law and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in New York County, New York. The provisions of this Section 8.2 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

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8.3 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as a Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified in Section 8.6(a).

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Waiver. Any party hereto may (a) agree to extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained herein by the other Party. Any agreement on the part of the Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party.

8.9 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Remainder of page intentionally left blank; signature pages and attachments follow.]

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IN WITNESS WHEREOF, Buyer, Seller and the Majority Member (Majority Member solely with respect to certain specific indemnification provisions as set forth in Article VI) have duly authorized, executed and entered into this Asset Purchase Agreement as of the Effective Date.

BUYER:		SELLER:

THE HEALING COMPANY INC.		CHOPRA GLOBAL LLC

By:	/s/ Simon Belsham	By:	/s/ Mallika Chopra
Name:	Simon Belsham	Name:	Mallika Chopra
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Ten Grand Street, 11th Floor		13485 Veteran’s Way
Brooklyn, NY 11249		Suite 105
Attention: Simon Belsham		Orlando, FL 32827
Email: simon@healingcompany.com		Attention: Mallika Chopra
Email: mallika@chopra.com
CHOPRA HLCO, LLC
with a copy, which shall not constitute notice to Seller, to: [Seller’s counsel]
By: HLCO Borrower LLC, Sole Member
Gray Robinson, P.A.
By:	/s/ Simon Belsham	333 SE 2nd Avenue
Name:	Simon Belsham	Suite 3200
Title:	Chief Executive Officer	Miami, Florida 33131
Attention: Kevin M. Levy, Esq.
By: The Healing Company Inc., as Sole Member of HLCO Borrower LLC		Email: kevin.levy@gray-robinson.com

By:	/s/ Simon Belsham
Name:	Simon Belsham
Title:	Chief Executive Officer

Ten Grand Street, 11th Floor
Brooklyn, NY 11249
Attention: Simon Belsham
Email: simon@healingcompany.com

with a copy, which shall not constitute notice to Buyer, to:

BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20036
Attention: Louis A. Bevilacqua, Esq.
Email: lou@bevilacquapllc.com

Signature Page

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MAJORITY MEMBER (solely with respect to certain specific indemnification provisions set forth in Article VI)

Deepak Chopra

By:	/s/ Deepak Chopra

13485 Veteran’s Way

Suite 105

Orlando, FL 32827

Email: ________________

with a copy, which shall not constitute notice to the Stockholder, to:

Gray Robinson, P.A.

333 SE 2nd Avenue

Suite 3200

Miami, Florida 33131

Attention: Kevin M. Levy, Esq.

Email: kevin.levy@gray-robinson.com

 Signature Page

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 Exhibit II

Certain Definitions

“Business” means those activities encompassing Chopra Global Digital, Chopra Global Licensing, and Chopra Global Products, which will be carried on by Buyer following the Closing using the Purchased Assets, certain assets licensed to Buyer pursuant to the License Agreement, and/or certain technology systems and other resources set forth in the Transition Services Agreement.

“Chopra Global Digital” means that business of developing, supporting, marketing and selling the Chopra Meditation & Well-being mobile application for iOS and Android and any derivative or successor offerings thereto, and of developing, maintaining and managing the website at www.chopra.com and the content and services provided thereon.

“Chopra Global Licensing” means that business of developing, supporting, marketing and selling Chopra programming and other products and services at CIVANA Wellness Resort & Spa in Carefree, Arizona and the Chopra Mind-Body Zone at Lake Nona Performance Center in Lake Nona, Florida and substantially similar or derivative activities that may be conducted in the future on a permanent or consistently episodic basis (i.e. recurring) at other physical locations (including the activities contemplated pursuant to the agreement between Chopra and 11th Street Owners, LLC); for the avoidance of doubt, at the Closing Chopra Global Licensing consists of both a (i) programs model (e.g., CIVANA Wellness Resort & Spa) whereby individuals attend a multi-day comprehensive program that is offered on an ongoing basis and (ii) a membership model (e.g., the Chopra Mind-Body Zone) whereby individuals can participate in Chopra offerings on an a la carte basis regardless of whether they ‘pay-as-they-go’ or on a periodic ‘all-you-can-eat’ basis.

“Chopra Global Products” means that business of developing, manufacturing, marketing and selling Chopra-branded consumer products, including such products currently sold by Seller or in development (including as set forth in Schedule 1.1(a)) for potential future sale.

“Net Revenue” means gross revenue earned from commercial sales of Products and Services, including pursuant to sublicenses, if any, net of sales tax (and excise, VAT and other similar taxes), returns, affiliate fees paid by Buyer and promotions (e.g., discounts), relating to such sales calculated in accordance with generally accepted accounting principles; Net Revenue shall exclude (i) affiliate income earned by Buyer from Seller in connection with Seller’s other business activities, if any, and (ii) third-party products and agreements (e.g., ProVEDA) that involve Deepak Chopra and/or use the Deepak Chopra name, provided that such third-party products and agreements do not use the Licensed Intellectual Property (as defined in the License Agreement) or the Purchased Assets.  Additionally, Seller Deferred Revenue Liability (net of any amounts that would be netted in calculating Net Revenue) assumed by Buyer at Closing shall be deducted from Net Revenue for purposes of calculating the Royalty Fee. For avoidance of doubt, customer funds collected by Seller prior to Closing to the extent relating to enrollments in the Chopra Health Retreat scheduled to take place after the Closing and transferred to Buyer will be included in the calculation of Net Revenue for purposes of calculating the Royalty Fee.

“Products and Services” means products and services sold by or on behalf of Buyer that (i) are, or are derived from, the Purchased Assets, (ii) are related to, or derived from, the Business, (iii) are sold by way of the Licensed Intellectual Property; or (iv) are sold as or under Sub-brands.

“Seller Deferred Revenue Liability” means money received by Seller prior to the Closing Date for products or services of the Business to be delivered, provided or performed following the Closing Date.

“Sub-brands” means any brands, product names or other nomenclature, other than generic terms, e.g., “detox kit,” used with products sold by Licensee, or by any Licensee Affiliate or licensee, at any time to the extent that it is or has been used in connection with the Licensed Marks (as defined in Section 2(d)), regardless of whether such use in connection with the Licensed Marks has ceased (i.e., Sub-brand is a perpetual designation, regardless of the manner of subsequent use with respect to the Licensed Marks). For purposes of clarity, the Sub-brands are neither Licensed Marks nor Licensed Intellectual Property.

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